UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 9, 2018 (October 4, 2018)

NEWBRIDGE GLOBAL VENTURES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-11730	84-1089377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2545 Santa Clara Avenue

Alameda, CA 94501

(Address of Principal Executive Offices)

801-362-2115

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed on August 31, 2018, the Board of Directors (the “Board”) of NewBridge Global Ventures, Inc. (the “Company”) appointed Mr. Todd Lee to serve as President of the Company.  On October 4, 2018, Mr. Lee resigned as President of the Company, effective immediately.

As a result of Mr. Lee’s resignation, the Interim Services Agreement, dated August 6, 2018, between the Company and Mr. Lee has been mutually terminated as of the effective date of Mr. Lee’s resignation.

On October 5, 2018, the Board appointed Mr. Robert Bench, the Company’s Chief Financial Officer, to serve as the Interim President of the Company and designated Mr. Bench as the Company’s Principal Executive Officer, effective immediately, until such time as his successor is named.  Mr. Bench will continue to serve as Chief Financial Officer of the Company during the interim period.

There are no arrangements or understandings between Mr. Bench and any other persons pursuant to which he was selected as the Company's Interim President. There are also no family relationships between Mr. Bench and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized, on the 9th day of October, 2018.

NEWBRIDGE GLOBAL VENTURES, INC.
By:	/s/ Robert Bench
	Name:	Robert Bench
	Title:	Interim President and Chief Financial Officer